FORM 12b-25 NOTIFICATION OF LATE FILING

                        UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

  (Check One): [ ] Form 10-K   [ ] Form 20-F    [x] Form 11-K
               [ ] Form 10-Q   [ ] Form N-SAR

  For Period Ended: September 30, 1996
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  [ ]  Transition Report on Form 10-K
  [ ]  Transition Report on Form 20-F
  [ ]  Transition Report on Form 11-K
  [ ]  Transition Report on Form 10-Q
  [ ]  Transition Report on Form N-SAR

  For the Transition Period Ended:


  Read Instruction (on back page) Before Preparing Form.
  Please Print or Type.
  Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

  N/A
  ---



  PART 1--REGISTRANT INFORMATION (Official Text)

  Full Name of Registrant:

  Walden Residential Properties, Inc.
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  Former Name if Applicable:

  N/A
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  Address of Principal Executive Office (Street and Number):

  One Lincoln Centre, 5400 LBJ Freeway, Suite 400
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  City, State and Zip Code:

  Dallas, Texas 75240
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  PART II--Rules 12b-25(b) AND (c) (Official Text)
  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

  [x]    (a)  The reasons described in reasonable detail in Part
  III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

  PART III--NARRATIVE (Official Text)
  State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

  The Registrant was unable to file Form 11-K because the
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  required information is not available.
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  PART IV--OTHER INFORMATION (Official Text)
  (1) Name and telephone number of person to contact in regard to this notification.

       Mark S. Dillinger               972            788-0510
       -----------------           -----------   ------------------
            (Name)                 (Area Code)   (Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
  identify report(s).    [x] Yes      [ ] No




  (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
  fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
  [ ] Yes      [x] No

  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




             Walden Residential Properties, Inc.
         --------------------------------------------
         (Name of Registrant as Specified in Charter)

  has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
  Date  April 1, 1997
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  By    /s/ Mark S. Dillinger
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  INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                          ATTENTION

  Intentional misstatements or omissions of fact constitute Federal
                      Criminal Violations
                     (See 18 U.S.C. 1001)